The Scotts Miracle-Gro Company	NEWS
ScottsMiracle-Gro Announces Record Second Quarter Sales
          Company-wide sales rise 9%, including 17% increase in International
•	North America segment sales increase 8 percent

•	Adjusted diluted EPS of $1.40; reported diluted EPS of $1.23

•	Company reaffirms full-year sales and earnings outlook
MARYSVILLE, Ohio (May 1, 2007) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced that sales in its second quarter increased 9 percent to a record $993 million. The results included a 17 percent increase in sales from the Company’s International business and an 8 percent increase in the North America segment.
          Consumer purchases of the Company’s products sold in the United States improved 18 percent in the quarter while consumer purchases in Europe were led by a nearly 70 percent increase in the United Kingdom and 10 percent growth in France.
          “The lawn and garden season has started strongly in nearly all parts of our business and we remain confident in another year of record performance,” said Jim Hagedorn, chairman and chief executive officer. “The growth of our International business during the first half of the year is especially encouraging. Led by the launch of Miracle-Gro LiquaFeed and the continued growth in our growing media business, we’re seeing strong retailer and consumer support for our products throughout Europe.”
          Net income for the quarter ended March 31, 2007 declined 12 percent to $83.4 million, or $1.23 per diluted share, compared with $94.8 million, or $1.36 per diluted share, a year earlier. The quarter included $17.9 million in interest expense, up 43 percent from last year, and $18.3 million in one-time refinancing costs. During the quarter, ScottsMiracle-Gro executed a recapitalization, increasing its net borrowings to return more than $750 million to shareholders through a combination of a share repurchase and a special one-time cash dividend of $8 per share.

     Adjusted net income, excluding 2007 costs related to refinancing, as well as 2006 impairment, restructuring and other charges, was $95.1 million, or $1.40 per diluted share, compared with $95.5 million, or $1.37 per diluted share a year earlier. On a pro forma basis, reflecting interest expense and diluted common shares as if the recapitalization transactions occurred at the beginning of each fiscal year, adjusted net income was $89.2 million, or $1.37 per diluted share, compared with $86.0 million, or $1.31 per diluted share.
SECOND QUARTER DETAILS
     The Company’s North America segment reported sales of $753.9 million compared with $700.5 million for the same period a year ago. During the quarter, the business reported strong improvement in consumer purchases of its products, including increases of 24 percent in Ortho, 22 percent in Growing Media, 17 percent in Lawns and 6 percent in Plant Food.
     “Our brands continue to resonate with consumers, which is helping us to drive growth in the overall category and continue to capture market share,” Hagedorn said. “Response to our new products and marketing initiatives has been strong and we remain confident that North America can deliver the 8 to 10 percent sales growth we projected at the beginning of the year.”
     Scotts LawnService reported a 13 percent increase in revenue to $33.7 million. The business continued to benefit from strong customer retention rates and increased interest in its premium value-added service offering. Smith & Hawken sales improved 11 percent to $30.3 million from $27.2 million the same period a year ago. The largest improvement came from Smith & Hawken’s business-to-business operations. The business also saw strong growth in its retail stores, where this season’s merchandising strategy is focused on garden-inspired products and a broader array of outdoor furniture and other outdoor living products.
     With sales of $175.5 million, International reported a 17 percent improvement from last year when sales totaled $150.2 million. Excluding the impact of foreign exchange rates, International sales grew 6 percent, which was ahead of the Company’s expectations.

     Gross margin was 37.1 percent in the quarter, compared with 38.2 percent a year earlier. The decline, most of which was expected, was due in part to increased commodity costs and the impact of acquisitions. However, strong growth in lower margin categories such as value-added mulch, led to unfavorable product mix, a trend the Company said is likely to impact gross margins on a full-year basis.
     Selling, general and administrative expenses increased 11 percent in the quarter to $203.0 million from $183.2 million a year earlier. Continued investments in innovation, technology and Scotts LawnService attributed to the planned increase. Additionally, during the same period a year ago, the Company reported a non-recurring credit to SG&A of $9.1 million related to the recovery of legal expenses from an insurer.
     Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) increased 2 percent to $184.2 million.
SIX MONTHS
     Net sales through the first six months were $1.26 billion, up 9 percent from $1.16 billion a year earlier. Net income was $24.0 million, or $0.35 per diluted share, compared with $42.1 million, or $0.60 per diluted share the same period last year.
     Excluding 2007 costs related to refinancing, as well as 2006 impairment, restructuring and other charges, adjusted net income was $35.7 million, or $0.52 per diluted share, compared with $46.4 million, or $0.66 per diluted share. On a pro forma basis, reflecting interest expense and diluted common shares as if the recapitalization transactions occurred at the beginning of each fiscal year, adjusted net income was $20.6 million, or $0.32 per diluted share, compared with $27.3 million, or $0.42 per diluted share.
     In North America, sales in the first half increased 8 percent to $891.5 million, versus $826.2 million for last year’s comparable period. Scotts LawnService sales increased 11 percent to $59.5 million. Smith & Hawken reported an 8 percent increase to $75.0 million and International sales were $238.9 million, up 15 percent compared with $208.5 million for the same period last year. Excluding the impact of foreign exchange rates, International sales increased 4 percent.

     Gross margins for the first six months declined to 33.5 percent from 34.6 percent, in line with the Company’s expectations and were impacted mainly by commodity prices, acquisitions and product mix.
     Adjusted EBITDA in the first six months was $116.0 million compared with $119.8 million in the comparable period.
     “Our performance through the first six months gives us continued confidence in our previous earnings guidance,” said Dave Evans, chief financial officer. “We now expect company-wide sales growth to be on the high end of our earlier guidance of 8 to 10 percent but slightly offset by pressure on gross margins from product mix. Strong improvements in operating income from each of our business units remain achievable, reinforcing our belief that adjusted earnings per share will be roughly in line with last year due to higher interest expense associated with our recapitalization. We also remain optimistic about another year of strong cash flow and working capital improvements.”
     The Company will discuss its second quarter results during a Webcast and conference call at 10:00 a.m. Eastern Time today. The call will be available live on the investor relations section of the ScottsMiracle-Gro Web site, http://investor.scotts.com.
     An archive of the Webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the web site for at least 12 months.
About ScottsMiracle-Gro
With more than $2.7 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods, and Morning Song, a leading brand in the wild bird food market. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company’s management, and the company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors, including, but not limited to:

•	Adverse weather conditions could adversely affect our sales and financial results;

•	Our historical seasonality could impair our ability to pay obligations and operating expenses as they come due and operating expenses;

•	Our substantial indebtedness could adversely affect our financial health;

•	Public perceptions regarding the safety of our products could adversely affect us;

•	The loss of one or more of our top customers could adversely affect our financial results because of the concentration of our sales to a small number of retail customers;

•	The expiration of certain patents could substantially increase our competition in the United States;

•	Compliance with environmental and other public health regulations could increase our cost of doing business; and

•	Our significant international operations make us more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.
Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the company’s publicly filed quarterly, annual and other reports.
Contact:
Jim King
Vice President
Investor Relations & Corporate Communications
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Results of Operations for the Three and Six Months
Ended March 31, 2007 and April 1, 2006
(in millions, except per share data)
(Unaudited)
Note: See Accompanying Footnotes on Page 10

			Three Months Ended			Six Months Ended
			March 31,	April 1,	%	March 31,	April 1,	%
	Footnotes		2007	2006	Change	2007	2006	Change

Net sales			$993.3	$907.5	9%	$1,264.5	$1,157.0	9%
Cost of sales			624.9	561.0		840.8	757.0
Cost of sales — restructuring and other			—	0.1		—	0.1

Gross profit			368.4	346.4	6%	423.7	399.9	6%
% of sales			37.1%	38.2%		33.5%	34.6%

Operating expenses:
Selling, general and administrative			203.0	183.2	11%	345.2	309.2	12%
Impairment, restructuring and other charges			—	1.0		—	6.7
Other income, net			(1.1)	(0.8)		(3.4)	(2.4)

Total operating expenses			201.9	183.4	10%	341.8	313.5	9%

Income from operations			166.5	163.0	2%	81.9	86.4	-5%
% of sales			16.8%	18.0%		6.5%	7.5%

Costs related to refinancing			18.3	—		18.3	—
Interest expense			17.9	12.5		26.1	19.6

Income before taxes			130.3	150.5	-13%	37.5	66.8	-44%

Income tax expense			46.9	55.7		13.5	24.7

Net income			$83.4	$94.8	-12%	$24.0	$42.1	-43%

Basic income per share	(1)		$1.26	$1.40	-10%	$0.36	$0.62	-42%

Diluted income per share	(2)		$1.23	$1.36	-10%	$0.35	$0.60	-42%

Common shares used in basic income per share calculation			66.1	67.5	-2%	66.6	67.9	-2%

Common shares and potential common shares used in diluted income per share calculation			67.8	69.6	-3%	68.4	70.0	-2%

Results of operations excluding impairment, restructuring and other charges, and costs related to refinancing:

Adjusted net income	(4)		$95.1	$95.5	0%	$35.7	$46.4	-23%

Adjusted diluted income per share	(2	) (4)	$1.40	$1.37	2%	$0.52	$0.66	-21%

Adjusted EBITDA	(3	) (4)	$184.2	$179.8	2%	$116.0	$119.8	-3%

Pro forma results as if the recapitalization transactions and related debt restructuring occurred as of the the beginning of each fiscal year

Pro forma adjusted net income	(4	) (5)	$89.2	$86.0	4%	$20.6	$27.3	-25%

Pro forma adjusted diluted income per share	(4	) (5)	$1.37	$1.31	5%	$0.32	$0.42	-24%

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales by Segment — Three and Six Months
Ended March 31, 2007 and April 1, 2006
(in millions)
(unaudited)

	Three Months Ended
	March 31,	April 1,
	2007	2006	% Change

North America	$753.9	$700.5	8%

Scotts LawnService	33.7	29.8	13%

International	175.5	150.2	17%

Corporate & Other	30.2	27.0	12%

Consolidated	$993.3	$907.5	9%

	Six Months Ended
	March 31,	April 1,
	2007	2006	% Change

North America	$891.5	$826.2	8%

Scotts LawnService	59.5	53.4	11%

International	238.9	208.5	15%

Corporate & Other	74.6	68.9	8%

Consolidated	$1,264.5	$1,157.0	9%

THE SCOTTS MIRACLE-GRO COMPANY
Consolidated Balance Sheets
March 31, 2007, April 1, 2006 and September 30, 2006
(Unaudited)
(in millions)

	March 31,	April 1,	September 30,
	2007	2006	2006
ASSETS
Current assets
Cash and cash equivalents	$43.5	$27.3	$48.1
Accounts receivable, net	1,001.0	915.8	380.4
Inventories, net	571.9	537.9	409.2
Prepaid and other current assets	131.0	70.8	104.3

Total current assets	1,747.4	1,551.8	942.0

Property, plant and equipment, net	369.2	359.8	367.6
Goodwill, net	475.0	457.3	458.1
Other intangible assets, net	421.7	470.0	424.7
Other assets	29.5	20.5	25.2

Total assets	$3,042.8	$2,859.4	$2,217.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$23.7	$11.5	$6.0
Accounts payable	341.5	266.6	200.4
Other current liabilities	355.8	354.3	289.8

Total current liabilities	721.0	632.4	496.2

Long-term debt	1,783.2	1,064.0	475.2
Other liabilities	163.8	133.5	164.5

Total liabilities	2,668.0	1,829.9	1,135.9

Shareholders’ equity	374.8	1,029.5	1,081.7

Total liabilities and equity	$3,042.8	$2,859.4	$2,217.6

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Three and Six
Months Ended March 31, 2007 and April 1, 2006
(in millions, except per share data)
Note: See Notes 4 and 5 to the Accompanying Footnotes on Page 10

	Three Months Ended		Six Months Ended
	March 31,	April 1,	March 31,	April 1,
	2007	2006	2007	2006

Income before taxes	$130.3	$150.5	$37.5	$66.8
Restructuring and other charges	—	1.1	—	5.8
Impairment of intangibles	—	—	—	1.0
Costs related to refinancing	18.3	—	18.3	—

Adjusted income before taxes	148.6	151.6	55.8	73.6
Income tax expense	53.5	56.1	20.1	27.2

Adjusted net income	$95.1	$95.5	$35.7	$46.4

Incremental pro forma interest expense	(9.3)	(15.8)	(23.6)	(30.4)
Tax impact, including rate differential	3.4	6.3	8.5	11.3

Pro forma adjusted net income	$89.2	$86.0	$20.6	$27.3

Diluted income per share (items net of tax)	$1.23	$1.36	$0.35	$0.60
Restructuring and other charges	—	0.01	—	0.05
Impairment of intangibles	—	—	—	0.01
Costs related to refinancing	0.17	—	0.17	—

Adjusted diluted income per share	$1.40	$1.37	$0.52	$0.66

Incremental pro forma interest expense (net of tax)	(0.09)	(0.14)	(0.22)	(0.27)
Impact of change in fully diluted shares	0.06	0.08	0.02	0.03

Pro forma adjusted diluted income per share	$1.37	$1.31	$0.32	$0.42

Net income	$83.4	$94.8	$24.0	$42.1
Income tax expense	46.9	55.7	13.5	24.7
Interest	17.9	12.5	26.1	19.6
Costs related to refinancing	18.3	—	18.3	—
Depreciation	13.7	13.0	26.4	25.1
Amortization, including marketing fee	4.0	3.8	7.7	7.3
Loss on impairment	—	—	—	1.0

Adjusted EBITDA	$184.2	$179.8	$116.0	$119.8

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements
Results of Operations
(1)	Basic income per share is calculated by dividing net income by average common shares outstanding during the period.

(2)	Diluted income per share is calculated by dividing net income by the average common shares and potential dilutive common shares (common stock options, stock appreciation rights, and restricted stock) outstanding during the period.

(3)	“Adjusted EBITDA” is defined as net income before interest, taxes, depreciation and amortization as well as certain other items such as the impact of discontinued operations, the cumulative effect of changes in accounting, costs associated with debt refinancings and other non-recurring, non-cash items effecting net income. Adjusted EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.

(4)	The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures (1) adjusted net income, (2) pro forma adjusted net income, (3) adjusted diluted income per share, (4) pro forma adjusted diluted income per share and (5) adjusted EBITDA. The Company believes that the disclosure of these non-GAAP financial measures provides useful information to investors or other users of the financial statements, such as lenders. As to adjusted net income and adjusted diluted income per share, charges or credits relating to refinancings, impairments, restructurings, and other unusual items are excluded as such costs or gains relate to discrete projects or transactions that are apart from and not indicative of the results of the operations of the business. Pro forma adjusted net income and pro forma adjusted diluted income per share, interest expense and diluted shares have been computed as if the recapitalization transactions were completed as described in Note 5 below. The presentation of adjusted EBITDA is provided as a convenience to the Company’s lenders because adjusted EBITDA is a component of certain debt covenants.

(5)	During the second quarter of fiscal 2007, Scotts Miracle-Gro completed a significant recapitalization plan. The objective of this plan, announced on December 12, 2006, was to return $750 million to the Company’s shareholders. This was accomplished via a share repurchase that totaled $245.5 million, or 4.5 million shares, which was completed via a modified Dutch auction tender offer on February 14, 2007, and a special one-time cash dividend of $8.00 per share, totaling $508.0 million, which was paid on March 5, 2007 to shareholders of record as of February 26, 2007.

In order to fund these transactions, the Company entered into new credit facilities aggregating to $2.15 billion. As part of this debt restructuring, the Company launched a successful tender offer for all of its $200 million 6 5/8% senior subordinated notes, which were retired in the second quarter.

Subsequent to the completion of this recapitalization, the Company’s interest expense will be significantly higher as a result of the borrowings incurred to fund the cash returned to shareholders and related expenses. The following pro forma incremental interest expense has been determined as if the Company had completed these recapitalization transactions as of October 1, 2005 for fiscal 2006 and October 1, 2006 for fiscal 2007. Borrowing rates in effect as of March 30, 2007 were used to compute this pro forma interest expense. As the recapitalization involved a share repurchase, pro forma diluted shares are also provided.

	Fiscal 2006				Fiscal 2007
	First	Second	Third	Fourth	First	Second
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Incremental interest on recapitalization borrowings	$13.0	$13.1	$13.3	$13.6	$13.1	$8.7
New credit facility interest rate differential	1.4	2.5	2.5	1.0	1.0	0.5
Incremental amortization of new credit facility fees	0.2	0.2	0.2	0.2	0.2	0.1

Pro forma incremental interest from recapitalization	$14.6	$15.8	$16.0	$14.8	$14.3	$9.3

Year-to-date incremental interest		$30.4	$46.4	$61.2		$23.6

Pro forma effective tax rates	36.7%	36.7%	36.7%	36.7%	36.0%	36.0%

Common shares and potential common shares used in diluted income per share calculation	68.0	69.6	69.4	66.8	67.2	67.8
Incremental impact of repurchased shares	(4.5)	(4.5)	(4.5)	(4.5)	(4.5)	(2.7)
Incremental impact on potential common shares	—	0.3	0.3	—	—	0.1

Pro forma diluted shares	63.5	65.4	65.2	62.3	62.7	65.2

Year-to-date pro forma diluted shares		65.8	65.5	65.2		65.0